Exhibit 99.1


EDGAR Online Announces First Quarter Results
Continued Growth in Subscription Revenue

    NORWALK, Conn.--(BUSINESS WIRE)--April 27, 2004--EDGAR(R) Online(R), Inc. (NASDAQ: EDGR) today reported first quarter 2004 subscription growth of 13% over the same period last year and up 4% from the previous quarter. Since inception, the Company's subscription revenues have grown incrementally each quarter. The average annual revenue reached $247 per subscriber, an increase of 17% from the first quarter of 2003 and an 8% increase from last quarter. EDGAR Online is a financial information company specializing in making complex regulatory reporting by public companies actionable and easy-to-use.
    EDGAR Online reported revenue of $3.1 million for the quarter ended March 31, 2004, a decrease of 18% compared to the same period last year. Strong growth in the Company's core subscription business was offset by a $814,000 or 80% decline in the Company's technical services revenue. Seat-based subscription revenue increased 13% from the first quarter last year primarily due to an overall increase of over 1,800 seats of its premium EDGAR(R)Online Pro service to financial professionals. At March 31, 2004, the Company had approximately 26,000 total subscribers. In addition, deferred revenue was $2.3 million, a 26% increase over the same quarter last year and up 14% from last quarter. This represents billings that will be recognized as revenue in future quarters.
    Susan Strausberg, EDGAR Online's President and CEO said, "This quarter's results continue to demonstrate our shift from lower margin technical services towards our core subscription business and digital data feed services. The foundation for our future is solid and we believe our level of customer satisfaction is very high. We continue to focus on revenue growth, improving already solid renewal rates, penetrating new markets and introducing new products and enhancements. Looking forward, we expect to see sequential overall revenue increases every quarter and expect year-over-year increases beginning in the third quarter of 2004."
    During the first quarter of 2004, gross margins remained relatively consistent at 85% compared to 86% in the same quarter of last year. Operating loss was ($863,000), or ($0.05) per share, for the first quarter of 2004, compared to an operating loss of ($1.1 million), or ($0.06) per share, for the same quarter last year. Net loss was ($861,000), or ($0.05) per share, for the first quarter of 2004 compared to ($1.1 million), or ($0.07) per share, in the same period a year ago.
    Greg D. Adams, EDGAR Online's COO and CFO said, "We have recently filed a Registration Statement pursuant to a secondary public offering through which we anticipate receiving net proceeds of over $5 million in the second quarter 2004. This capital infusion will firm up our balance sheet and enable us to capitalize on our upcoming product development opportunities, including the launch of our financial information in Microsoft Office 2003 applications using XBRL (Extensible Business Reporting Language)."
    At March 31, 2004, cash totaled $1.4 million, current assets $3.6 million, total assets $16.5 million and shareholders' equity $13.2 million. In the first quarter of 2004, the Company made its final payment on the promissory notes incurred due to its acquisition of Financial Insight Systems, Inc.



KEY FINANCIAL METRICS
(in thousands, except per share amounts)

                                                    Three Months Ended
                                                      1Q'04     1Q'03

Seat-based Subscriptions                            $ 1,605   $ 1,423
Data Sales                                            1,162     1,192
Technical Services                                      206     1,020
Advertising and E-commerce                              173       201

Total Revenues                                      $ 3,146   $ 3,836

Net Loss                                            $ (861)  $ (1,116)
Interest (Income) Expense, net                          (2)        54

Loss from Operations                                  (863)  $ (1,062)
Amortization and Depreciation                          596        661

EBITDA                                                (267)      (401)

Net loss per share                                 $ (0.05)   $ (0.07)
EBITDA per share                                   $ (0.02)   $ (0.02)


    In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. The Securities and Exchange Commission ("SEC") recently adopted new rules concerning the use of non-GAAP financial measures. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, the Company's definition of EBITDA may not be consistent with that of other companies.

    First Quarter Conference Call Reminder

    EDGAR Online will hold its quarterly conference call to review its results for the first quarter ended March 31, 2004 today, Tuesday, April 27th, 2004, at 5:00 p.m. Eastern Standard Time. Susan Strausberg, President and CEO, and Greg D. Adams, CFO and COO, will host the call. To participate, please call: Domestic 800-404-1354, International 706-643-0825. Investors also have the option of calling 800-642-1687 (domestic), 706-645-9291 (International.), passcode
7020976 for the teleconference replay, which will be available for approximately one week beginning at 7:00 p.m. Eastern Standard tonight. The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor.

    About EDGAR(R) Online(R), Inc.

    EDGAR Online, Inc. (http://www.edgar-online.com) is a financial information company specializing in making complex regulatory reporting by public companies actionable and easy-to-use. The Company makes financial information and a variety of analysis tools available via online subscriptions and licensing agreements to professionals in financial institutions, corporations and law firms.
    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues,
(ii) obtain profitability, and (iii) obtain additional financing, changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with acquisitions, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.
    EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

                          EDGAR Online, Inc.
            Condensed Consolidated Statements of Operations
               (in thousands, except per share amounts)


                                          Three Months Ended
                                              March 31,
                                             (unaudited)
                                          2004         2003
                                       -----------   ----------
Revenues:
    Seat-based subscriptions               $1,605       $1,423
    Data sales                              1,162        1,192
    Technical services                        206        1,020
    Advertising and e-commerce                173          201
                                       -----------   ----------
Total revenues                              3,146        3,836

Total cost of sales                           485          548
                                       -----------   ----------

  Gross profit                              2,661        3,288

Sales and marketing                           625          536
Product development                           393          526
General and administrative                  1,910        1,843
Restructuring and severance charges             -          784
Depreciation and amortization                 596          661
                                       -----------   ----------
Total operating expenses                    3,524        4,350
    Loss from operations                     (863)      (1,062)

Interest and other income (expense),
 net                                            2          (54)
                                       -----------   ----------

    Net loss                               $ (861)    $ (1,116)
                                       ===========   ==========

  Weighted average shares outstanding -
   basic and diluted                       16,992       17,004

  Net loss per share - basic and
   diluted                                $ (0.05)     $ (0.07)


                          EDGAR Online, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)



                                              March 31,   December 31,
                                                2004          2003
                                             -----------  ------------
                   Assets                    (unaudited)

Cash                                             $1,359        $3,860
Accounts receivable, net                          1,747         1,430
Other assets                                        473           439
                                             -----------  ------------
     Total current assets                         3,579         5,729

Property and equipment, net                       1,377         1,477
Goodwill                                          2,189         2,189
Intangible assets, net                            9,047         9,465
Other assets                                        284           285
                                             -----------  ------------
     Total assets                               $16,476       $19,145

    Liabilities and Stockholders' Equity

Accounts payable and accrued expenses              $922        $1,061
Deferred revenues                                 2,318         2,040
Notes payable and accrued interest                    -         1,926
                                             -----------  ------------
     Total current liabilities                    3,240         5,027

Other long term payables                             82           103
                                             -----------  ------------

     Total liabilities                            3,322         5,130
                                             -----------  ------------

Stockholders' equity:
Common stock                                        172           172
Treasury stock                                     (332)         (332)
Additional paid-in capital                       58,319        58,319
Accumulated deficit                             (45,005)      (44,144)
                                             -----------  ------------
     Total stockholders' equity                  13,154        14,015

     Total liabilities and stockholders'
      equity                                    $16,476       $19,145


    CONTACT: EDGAR(R) Online(R), Inc.
             Greg Adams, 203-852-5666
             gadams@edgar-online.com